Exhibit 15.1

Consent of Independent Auditor

December 20, 2023

To:	Whom it may concern:

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amended Annual Report on Form 20-F (the “Annual Report”) of Engine Gaming and Media, Inc. (formerly, Engine Media Holdings, Inc.) (the “Company”) of:

●	our report dated December 20, 2023, relating to the consolidated financial statements of the Company as at and for the years ended August 31, 2022 and 2021; and
●	our report dated December 20, 2023, relating to the consolidated financial statements of the Company as at and for the years ended August 31, 2021 and 2020;

each of which is included in the financial statement exhibits to the Company’s Annual Report.

Chartered Professional Accountants

Markham, Canada

December 20, 2023